Exhibit 99.1

Investor Contact	Media Contact

David M. Schummers	Nanette Pietroforte
Kyphon Inc.	Kyphon News Bureau
Director, Investor Relations	Phone: 310-577-7870 x 161
Phone: 408-548-6500	Cell: 310-936-1911
dschummers@kyphon.com	npietroforte@fischerhealth.com

Kyphon Appoints Louis J. Lavigne, Jr. to Board of Directors

Genentech CFO Brings Extensive Management Experience to Kyphon

September 30, 2004 - Sunnyvale, Calif. - Kyphon Inc. (Nasdaq: KYPH), a global leader in minimally invasive spinal therapies, today announced the appointment of Louis J. Lavigne, Jr., executive vice president and chief financial officer of Genentech, Inc. (NYSE: DNA), to its Board of Directors.

Mr. Lavigne joined Genentech in July 1982, was named controller in 1983 and, in this position, built Genentech’s operating financial functions. In 1986, he was promoted to vice president and assumed the position of chief financial officer in September 1988. He was named senior vice president in July 1994 and was promoted to executive vice president in March 1997. Genentech is a leading, publicly traded biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant, unmet medical needs.

“We are very pleased to have a person of Lou’s background and experience join our Board,” said Richard W. Mott, Kyphon’s president and chief executive officer. “Lou was actively involved in the remarkable growth of Genentech and as a result, brings a wealth of strategic, operational and financial expertise to Kyphon. His appointment to our Board is an important step in helping Kyphon continue its pace of rapid expansion and extend its leadership in minimally invasive spinal therapies.”

“I believe the Company is strongly positioned to become the standard of care in the treatment of spinal fractures with its innovative minimally invasive technologies,” said Mr. Lavigne. “I look forward to working with the other members of the Board to lend my support and counsel to Rich and the management team.”

About Kyphon Inc.

Kyphon develops and markets medical devices designed to restore spinal function using minimally invasive technology. The company’s initial products are used in balloon kyphoplasty, a minimally invasive procedure to treat spinal fractures caused by osteoporosis and cancer. For more information, visit the company’s web site at http://www.kyphon.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, those that use words such as “believes,” “expects,” “anticipates,” “hopes,” “intends,” “plans,” “projects,” and words of similar effect, and specifically include the company’s future financial projections and anticipated business direction and performance. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause the company’s actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect Kyphon, its business and its financial results are detailed in the company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Operating Results,” within Kyphon’s quarterly report on Form 10-Q for the quarter ended June 30, 2004, filed with the Securities and Exchange Commission on August 9, 2004. Kyphon undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Kyphon is a registered trademark of Kyphon Inc.